Exhibit 10.16

KCG Holdings, Inc.

Compensation Recoupment Policy

The Board of Directors of KCG Holdings, Inc. (the “Company”) believes it is in the best interests of the Company and its stockholders to maintain and enhance a culture that is focused on integrity, accountability and that discourages conduct detrimental to the Company’s sustainable growth. Therefore, it may be appropriate for the Company to recover certain incentive compensation provided to certain employees in the event that there is a restatement of the Company’s financial statements. In light of these concerns, and to set an example for all employees throughout the Company, the Board of Directors (the “Board”) has adopted the following Compensation Recoupment Policy (this “Policy”) effective as of July 1, 2013 (the “Effective Date”).

1. Recoupment. In the event that the Company restates its financial statements, the Board may recoup an amount, as determined in accordance Section 2 of this Policy, from any employee who was an executive officer (as such term is defined in 17 C.F.R. § 240.3b-7), and who received an annual bonus (regardless of whether it was paid or awarded in cash, equity or both), during the three-year period preceding the date on which the Company files restated financial statements with the Securities and Exchange Commission (any such executive officer, an “Executive Officer” and any such period, the “Recoupment Period”).

2. Recoupment Amount. The maximum amount that the Board may recoup from an Executive Officer shall equal all annual bonuses earned during the Recoupment Period. However, absent circumstances that would justify deviations from this formula in the sole discretion of the Board, the amount the Board will recoup will equal the excess of (a) the annual bonuses paid or awarded to the Executive Officer during the Recoupment Period based on the original financial statements over (b) the annual bonuses that would have been paid or awarded to the Executive Officer based on the restated financial statements. (The amount to be recouped as so determined by the Board, the “Recoupment Amount”).

3. Method. The Board will determine, in its sole discretion, the method for recouping the Recoupment Amount, which may include, but will not be limited to, (a) offsetting the Recoupment Amount from any compensation owed by the Company to the Executive Officer (including, without limitation, amounts payable under a deferred compensation plan at such time as is permitted by Section 409A of the Internal Revenue Code of 1986, as amended); (b) reducing or eliminating future salary increases or annual bonuses; or (c) requiring the Executive Officer to pay the Recoupment Amount to the Company upon its written demand for such payment.

4. Administration. This Policy is to be administered by the Compensation Committee of the Board (the “Committee”), unless the Board elects to administer this Policy itself (the Committee or Board, as applicable, in its role administering this Policy, the “Administrator”). The Administrator may delegate ministerial duties to one or more officers or employees of the Company.

5. Miscellaneous. The Board intends that this Policy will be applied to the fullest extent permitted by law. Further, the adoption of this Policy does not mitigate, and is intended to supplement, the effect of any recoupment or similar policies in any equity award agreement, employment agreement or similar agreement in effect prior to or after the Effective Date or any other legal remedies available to the Company.

6. Successors. The terms of this Policy shall be binding and enforceable against all Executive Officers and their heirs, executors, administrators and legal representatives.